Exhibit 99.1

Aimmune Therapeutics Announces Third Quarter 2017 Financial Results and Planned Retirement of CEO by the End of 2018

BRISBANE, California, November 6, 2017 — Aimmune Therapeutics, Inc. (Nasdaq: AIMT), a biopharmaceutical company developing treatments for life-threatening food allergies, today announced financial results for the quarter and nine months ended September 30, 2017. As of September 30, 2017, cash, cash equivalents, and investments totaled $212.0 million.

Aimmune also announced that CEO Stephen Dilly, M.B.B.S., Ph.D., plans to retire by the end of 2018. Aimmune will initiate a search for a successor CEO to lead the Company as it builds towards the potential commercial launch of its lead investigational product, AR101, which is currently in Phase 3 development for the treatment of peanut allergy. Dr. Dilly will continue as Aimmune’s CEO until his replacement joins the company and will be available through a transition period.

“My decision to retire is based solely on my personal desire to have more time for my family, especially my eldest son, who has special needs,” said Dr. Dilly. “We are announcing this now in order to facilitate an orderly executive search and transition period, and I remain completely committed to continuing to lead Aimmune through the exciting events ahead. We are looking forward to the completion of our pivotal Phase 3 PALISADE trial around year-end and sharing top-line data in the first quarter of 2018.”

“We continue to execute well on all fronts. In the third quarter, we were very pleased to announce a Phase 2 clinical collaboration with Regeneron and Sanofi that will explore the potential of AR101 and adjunctive dupilumab to achieve sustained unresponsiveness to peanut,” continued Dr. Dilly. “In addition, we are making solid progress in RAMSES, ARTEMIS, and ARC004, three additional trials that will support our regulatory submissions for AR101 at the end of 2018. We are also on track to file an IND for our egg CODIT program in 2018. Financially, we continue to be in a strong position to support our planned development activities through regulatory submissions of AR101.”

“Based on what Aimmune has accomplished, the board and management are grateful for the tremendous contributions Stephen has made. We respect his very personal decision and appreciate the fact that his deep and sustained commitment allows us to spearhead a fulsome search for the right next CEO of Aimmune, an individual with significant commercial and strategic experience, to build upon what Stephen and the team have delivered to date. We have never been more excited about Aimmune’s potential, and will work deliberately to identify and land our next leader while the team led by Stephen maintains focus on our 2017 and 2018 objectives,” added Mark McDade, Chairman of the Board.

Recent Corporate Highlights

Announced Phase 2 Clinical Collaboration with Regeneron/Sanofi. In October, Aimmune announced a clinical collaboration with Regeneron and its strategic alliance collaborator Sanofi to study AR101 treatment with adjunctive dupilumab in peanut-allergic patients in a Phase 2 clinical trial. Regeneron will sponsor the trial, with Aimmune to provide clinical supply of AR101 and food challenge materials. The clinical collaboration will include the formation of an Aimmune–Regeneron/Sanofi Joint Development Committee.

The planned Phase 2 clinical trial is expected to begin in 2018 with a proposed primary endpoint of tolerating a certain dose of peanut protein in a double-blind, placebo-controlled food challenge (DBPCFC) that will include doses matching and exceeding those being tested in current AR101 studies. The study also includes a proposed exploration of sustained unresponsiveness after discontinuation of therapy in another DBPCFC. Sustained unresponsiveness is achieved when, after a break in treatment, peanut-allergic patients are able to tolerate a defined amount of peanut protein with no more than mild allergic symptoms.

Published ARC001 Phase 2 Results in Peer-Reviewed Journal. In October, Aimmune announced the publication of results from its Phase 2 ARC001 trial of AR101 in The Journal of Allergy and Clinical Immunology: In Practice1. This was the first peer-reviewed publication of efficacy and safety of an industry-sponsored food allergy trial. The ARC001 study demonstrated that approximately six months of AR101 treatment significantly raised the level of tolerance of peanut protein, compared to placebo.

The observed differences in response rate between AR101 and placebo groups on the Intent-to-Treat (ITT) analysis were 60 percent for the 300-mg endpoint (95% CI 34-87%) and 62 percent for the 600-mg endpoint (95% CI 37-87%). The lower bound of the 95% confidence interval on the ARC001 ITT analysis greatly exceeded the minimally clinically meaningful difference of 15 percent agreed to with the Food and Drug Administration (FDA) for the Phase 3 PALISADE study primary endpoint. Consistent with the known mechanisms of oral immunotherapy, transient allergic symptoms occurred in nearly all AR101 subjects, with 96 percent of those symptoms being mild, not dose-limiting, and not requiring medical intervention. No adverse events were graded as severe. Gastrointestinal symptoms were the most common treatment-related adverse events in both the AR101 and the placebo subjects.

Announced Publication of Clinical Data Demonstrating the Potential of AR101 to Reduce Peanut-Specific TH2 Cells. In August, Aimmune announced that AR101 was featured in a publication by Benaroya Research Institute in the August 2 issue of Science Translational Medicine2 focused on the discovery of an immune cell subset — TH2A cells – that appears to be involved in the pathogenesis of allergies. These allergen-specific T cells are present in people with allergies but nearly entirely absent from people without allergies.

In a small pilot experiment, AR101 treatment was associated with a statistically significant reduction of TH2A cells in blood samples from a subset of peanut-allergic patients from Aimmune’s ARC001 trial. Specifically, patients receiving AR101 experienced statistically significant reductions in TH2A cells, whereas there was no reduction in TH2A cells in patients receiving placebo. These TH2A cell reductions appeared to be associated with clinical response.

Upcoming Milestones

Completion of PALISADE Around Year-End 2017; Top-Line Data in First Quarter 2018. Aimmune expects that the last double-blind, placebo-controlled food challenge (DBPCFC) in its Phase 3 PALISADE trial of AR101 will be conducted in December 2017 and that top-line data will be available in the first quarter of 2018.

There are two statistical analysis plans: one is designed to support a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA), and the other to support a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA). The primary endpoint for the BLA is the proportion of subjects ages 4–17 who tolerate a single highest dose of at least 600 mg in the exit DBPCFC after six months of maintenance therapy. As part of the statistical analysis plan’s requirements for success as agreed with the FDA, the study must demonstrate at least a 15 percent superiority margin of the AR101 arm over the placebo arm; the study is powered greater than 90 percent to detect this difference. Tolerating single highest doses of at least 300 mg and 1,000 mg are secondary endpoints for the BLA. The primary endpoint for the MAA is the proportion of subjects ages 4–17 who tolerate a single highest dose of at least 1,000 mg. There is no requirement to demonstrate a 15 percent margin of superiority for the MAA. Tolerating single highest doses of at least 300 mg and 600 mg are secondary endpoints for the MAA.

Third Quarter Financial Results

For the quarter and nine months ended September 30, 2017, net loss was $31.8 million and $90.2 million, respectively, compared to net loss of $22.1 million and $55.7 million for the comparable periods of 2016.

On a per share basis, net loss for the quarter and nine months ended September 30, 2017, was $0.63 and $1.79, respectively, compared to net loss per share of $0.53 and $1.33 for the comparable periods of 2016. The weighted average shares outstanding for each of the quarter and nine months ended September 30, 2017 were 50.5 million and 50.3 million shares, respectively, compared to 42.0 million and 41.8 million shares for the comparable periods in 2016.

Research and development expenses for the quarter and nine months ended September 30, 2017, were $21.1 million and $60.7 million, respectively, compared to $15.9 million and $37.7 million for the comparable periods in 2016. The increase was primarily due to the development of AR101, including progression of the PALISADE trial, enrollment of patients in the open-label follow-on study of PALISADE (ARC004) and the real-life RAMSES trial, and contract manufacturing costs.

General and administrative expenses for the quarter and nine months ended September 30, 2017, were $11.2 million and $31.0 million, respectively, compared to $6.4 million and $18.5 million for the comparable periods in 2016. The increase was primarily due to additional employee-related costs, including stock-based compensation expense, and external professional services as Aimmune continues to build the infrastructure to support the development and potential commercialization of AR101.

Cash, cash equivalents, and investments totaled $212.0 million at September 30, 2017, compared to $282.5 million at December 31, 2016. The decrease primarily reflects cash used in operations.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

References

1.

JA Bird et al. (2017) Efficacy and safety of AR101 in oral immunotherapy for peanut allergy: results of ARC001, a randomized, double-blind, placebo-controlled Phase 2 clinical trial. Journal of Allergy and Clinical Immunology: In Practice.

DOI: http://dx.doi.org/10.1016/j.jaip.2017.09.016.

2.	E Wambre et al. (2017) A phenotypically and functionally distinct human TH2 cell subpopulation is associated with allergic disorders. Science Translational Medicine.

DOI: http://dx.doi.org/10.1126/scitranslmed.aam9171.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 PALISADE trial of AR101, including that final study visits will be completed around year-end 2017 and that topline data for the trial will be available in the first quarter of 2018; Aimmune’s expectation that it will recruit and hire a new chief executive officer by the end of 2018; Aimmune’s expectation that it will file regulatory approval applications for AR101 by the end of 2018; Aimmune’s expectations that it will file an IND for its egg allergy program by the end of 2018; Aimmune’s expectations for its RAMSES, ARTEMIS and ARC004 trials of AR101; Aimmune’s expectations regarding the anticipated timing of any future clinical trials, including the Phase 2 clinical trial to be sponsored by Regeneron and Sanofi; Aimmune’s expectations regarding the potential benefits of AR101, including in combination with dupilumab; Aimmune’s expectations regarding the sufficiency of its capital resources; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; Aimmune’s or any of its collaborative partners’ ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s or any of its collaborative partners’ clinical trials will not be successful; Aimmune’s dependence on the success of AR101; Aimmune’s reliance on third parties for the manufacture of its product candidates; and possible regulatory developments in the United States and foreign countries. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Alison Marquiss

(650) 376-5583

amarquiss@aimmune.com

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,
	2017 (Unaudited)	December 31, 2016 (1)
Assets
Cash and cash equivalents	$73,821	$124,010
Short-term investments	138,209	124,921
Prepaid expenses and other current assets	6,063	2,749
Total current assets	218,093	251,680
Long-term investments	—	33,602
Property and equipment, net	14,940	10,391
Prepaid expenses and other assets	637	3,116
Total assets	$233,670	$298,789

Liabilities and Stockholders’ Equity
Current liabilities	$21,187	$11,450
Other liabilities	1,894	1,367
Stockholders’ equity	210,589	285,972
Total liabilities and stockholders’ equity	$233,670	$298,789

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Expenses
Research and development(1)	$21,063	$15,888	$60,671	$37,684
General and administrative(1)	11,226	6,353	30,963	18,542
Total operating expenses	32,289	22,241	91,634	56,226
Loss from operations	(32,289)	(22,241)	(91,634)	(56,226)
Interest income, net	497	155	1,475	478
Net loss	$(31,792)	$(22,086)	$(90,159)	$(55,748)

Net loss per common share, basic and diluted	$(0.63)	$(0.53)	$(1.79)	$(1.33)
Shares used in computing net loss per common share, basic and diluted	50,458	41,997	50,254	41,831

(1) Includes stock-based compensation expenses of:
	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Research and development	$1,305	$1,493	$3,482	$3,710
General and administrative	2,774	1,995	8,389	5,383
Total stock-based compensation expenses	$4,079	$3,488	$11,871	$9,093